Exhibit 99.1

STONE ENERGY CORPORATION
ANNOUNCES 167% RESERVE REPLACEMENT IN 2003

NYSE — SGY
LAFAYETTE, LA. February 16, 2004

        Stone Energy Corporation today reported the results of recently completed independent petroleum consultants’ reports of its estimated proved oil and gas reserves dated as of December 31, 2003. Total proved reserves as of December 31, 2003, were estimated to be 816.3 billion cubic feet of gas equivalent (Bcfe) representing a 9% growth over the prior year’s estimates. These results represent a 167% reserve replacement ratio, including a 143% reserve replacement ratio from drilling. The following table sets forth certain comparative summary information from the reserve reports for the respective years.

	December 31, 2003	December 31, 2002
Total estimated proved reserves in equivalent cubic feet of gas (Bcfe)	816.3	750.8
Estimated proved oil reserves (MMBbls)	59.2	52.0
Estimated proved gas reserves (Bcf)	461.3	438.7
Present value of estimated future pre-tax net cash flows @ 10% annual discount ($MM) (1)	$2,380.3	$1,784.8
Average oil price at the end of period ($/Bbl)	$31.79	$30.41
Average gas price at end of period ($/Mcf)	$6.30	$4.86

(1)	Includes a reduction for estimated plugging and abandonment costs that will also be reflected as a liability on Stone's balance sheet at December 31, 2003, in accordance with Statement of Financial Accounting Standards No. 143

        The Company’s reserve estimates were determined by independent petroleum consultants in accordance with the guidelines established by the Securities and Exchange Commission (SEC). The adherence to these guidelines limits the booking of reserves on certain successfully drilled wells to the extent of the base of known productive sands. Actual limits of the productive sands will ultimately be determined through production or additional drilling. The oil and gas prices used in the preparation of the reports for both years conform to the rules and regulations of the SEC.

        Approximately 91% of Stone’s estimated proved reserves at December 31, 2003 are located in the Gulf Coast Basin and 9% are located in the Rocky Mountains. In addition, approximately 75% of Stone’s estimated proved reserves are classified as proved developed.

        During 2003, we drilled and evaluated 52 gross wells (approximately 40 net wells). Approximately 77% of our 31 exploratory wells were productive and when combined with the results from the 21 development wells drilled and evaluated our 2003 drilling program recorded a composite productive well rate of 85%.

        Since going public in 1993, Stone has grown estimated proved reserves at a compounded annual rate of 24% with an annual average reserve replacement ratio of 254%. At December 31, 2003, Stone’s estimated proved reserves per share of outstanding common stock increased 8% to 30.9 Mcfe per share. As a result of debt repayments during 2003, our debt as a percentage of total estimated proved reserves declined 21% from $0.57 per Mcfe at December 31, 2002 to $0.45 per Mcfe at December 31, 2003.

        Capital expenditures in 2003 are expected to total $339.8 million, including $54.5 million of acquisition costs. Approximately $226.8 million, or 67% of our estimated 2003 capital expenditures, was spent on drilling operations. The capital expenditures are also expected to include an estimated $35.3 million of facilities costs, $9.0 million of geophysical data costs, and $14.2 million of costs associated with recompleting existing wells. Stone estimates production for 2003 totaled 5.7 million barrels of oil and 62.5 Bcf of gas for an average daily production of approximately 265 MMcfe.

2004 Capital Expenditures Budget

        Stone Energy’s 2004 capital expenditures budget, before acquisitions, is $280 million of which 88% is allocated to the Gulf Coast Basin. Approximately $215 million of our 2004 budget is dedicated to drilling 62 gross wells (39 net), including $60 million allocated to drill 17 wells targeting proved undeveloped reserves. An additional $20 million is allocated to workovers and recompletions.

        Stone’s 2003 drilling program recorded five deep shelf discoveries out of eight attempts. We have budgeted six deep shelf tests for 2004. Additional exploratory exposure will come from our newly formed deepwater group, which has already committed to participate with a 50% working interest in the drilling of a well in 3,900 feet of water scheduled for the first half of 2004. Combined deep shelf and deepwater wells represent approximately 26% of our 2004 capital expenditures and provide additional reserve exposure to the drilling program. We continue to evaluate opportunities that fit our specific acquisition profile for both the Gulf of Mexico shelf and deepwater, as well as the Rocky Mountain region. We plan to finance our 2004 capital expenditures budget primarily with cash flow from operations.

        Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploitation, development and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, chief financial officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@stoneenergy.com.

        Certain statements in this press release are forward-looking and are based upon Stone Energy’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone Energy plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone Energy’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone Energy’s actual results and plans could differ materially from those expressed in the forward-looking statements.